EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Far East Energy Corporation and Subsidiaries:

We hereby consent to the inclusion in this Registration Statement on Form S-8 of Far East Energy Corporation (the “Company”) and Subsidiaries, of our reports dated March 31, 2014, relating to the consolidated financial statements and the financial statement schedule included in Item 15(a)(2) and the effectiveness of internal control over financial reporting as of December 31, 2013, included in the annual report of the Company on Form 10-K for the year ended December 31, 2013.

/s/ JonesBaggett LLP
JonesBaggett LLP

Dallas, Texas

March 31, 2014